EXHIBIT J




PERSONAL AND CONFIDENTIAL
-------------------------

February 2, 2004

Board of Directors
Ameren Corporation
1901 Chouteau Avenue
St. Louis, MO 63166-6149

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Ameren Corporation (the "Company") of the Aggregate Purchase Price (as defined below) pursuant to the Stock Purchase Agreement, dated as of February 2, 2004 (the "Agreement"), by and among the Company, Illinova Corporation ("Illinova"), Illinova Generating Company and Dynegy Inc. ("Dynegy"), in connection with the purchase by the Company of all of the outstanding shares of common stock, without par value, of Illinois Power Company ("IPC"), 662,924 shares of preferred stock, par value $50 per share, of IPC, and 12,400 shares of common stock, par value $100 per share, of Electric Energy, Inc. ("EEI") (collectively, the "Shares"). The Agreement provides that the Company will pay to Illinova an amount equal to $2,300,000,000 minus the difference between the Target Fully Adjusted Working Capital (as defined in the Agreement) and the Target Adjusted Working Capital (as defined in Exhibit A to the Agreement) (the "Aggregate Purchase Price "). The amount of cash to be paid by the Company to Illinova at Closing (as defined in the Agreement) shall be reduced by (i) an amount equal to the Existing IPC Obligations (as defined in the Agreement) and
(ii) up to $100,000,000 pursuant to the Agreement and the Escrow Agreement (as defined in the Agreement) which will be payable by the Company to the Escrow Agent (as defined in the Agreement) pursuant to the Escrow Agreement. The Aggregate Purchase Price will be subject to adjustment following the Closing as provided in Sections 2.2(a), 2.2(c) and 2.3 of the Agreement, all of the foregoing as more fully described in the Agreement.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions and for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the

Board of Directors
Ameren Corporation
February 2, 2004
Page Two


negotiations leading to, the transaction contemplated by the Agreement (the "Transaction"). We expect to receive fees for our services in connection with the Transaction, the principal portion of which fees are contingent upon the consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

In addition, we have provided certain investment banking services to the Company from time to time, including having acted as joint lead manager in connection with the offering of $150,000,000 aggregate principal amount of Medium Term Floating Rate Notes due December 12, 2003 of the Company in December 2001; having acted as lead manager in connection with the public offering of $100,000,000 aggregate principal amount of 5.70% Medium Term Notes due February 1, 2007 of the Company in January 2002; having acted as lead manager in connection with the public offering of 5,000,000 shares of common stock, par value $0.01 per share ("Company Common Stock"), of the Company in February 2002; having acted as lead manager in connection with the public offering of 12,000,000 Adjustable Convertible Equity Units, par value $9.750 per unit, of the Company in February 2002; having acted as lead manager in connection with the public offering of 7,000,000 shares of Company Common Stock in September 2002 and 5,500,000 shares of Company Common Stock in January 2003; having acted as financial advisor to the Company in connection with its acquisition of Cilcorp Inc. in January 2003; having acted as co-manager in connection with the public offering of $184,000,000 aggregate principal amount of 5.50% Senior Secured Notes due March 15, 2034 of the Company in March 2003; having acted as co-manager in connection with the public offering of $200,000,000 aggregate principal amount of 5.10% Notes due August 1, 2018 of the Company in July 2003; and having acted as lead manager in connection with the public offering of $200,000,000 aggregate principal amount of 4.65% Notes due October 1, 2013 of the Company in October 2003. We also have provided certain investment banking services from time to time to ChevronTexaco Corp, which currently owns approximately 26% of the outstanding common stock of Dynegy. We also may provide investment banking services to the Company, Dynegy and their respective affiliates in the future and expect to act as lead manager in connection with the public offering of a portion of the shares of Company Common Stock expected to be issued in connection with the Transaction. Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may actively trade the debt and equity securities of the Company, Dynegy and their respective affiliates (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.


In connection with this opinion, we have reviewed, among other things, the Agreement; the form of Escrow Agreement to be executed by Illinova, the Company and the Escrow Agent; annual reports to stockholders and Annual Reports on Form

Board of Directors
Ameren Corporation
February 2, 2004
Page Three


10-K of the Company and Dynegy for the five fiscal years ended December 31, 2002; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Dynegy; annual reports and Annual Reports on Form 10-K of IPC for the five fiscal years ended December 31, 2002; certain interim reports and Quarterly Reports on Form 10-Q of IPC; certain other public communications from the Company, IPC and Dynegy; unaudited income statements and cash flow statements of EEI for the three fiscal years ended December 31, 2003; unaudited balance sheets of EEI as of December 31, 2001, 2002 and 2003; certain valuation materials and forecasts with respect to EEI (the "Navigant Analyses") prepared for the Company by Navigant Consulting, Inc. ("Navigant"); certain internal financial analyses and forecasts for IPC prepared by its management; certain internal financial analyses and forecasts for the Company prepared by its management (the "Company Forecasts"); certain financial analyses and forecasts for IPC prepared by the management of the Company (the "IPC Forecasts"); certain financial analyses and forecasts for EEI prepared by Navigant and approved and adopted by the Company (the "EEI Forecasts", together with the Company Forecasts and the IPC Forecasts, the "Forecasts"); and certain cost savings, operating synergies and changes to the Company's capital structure resulting from the issuance of shares of Company Common Stock projected by the management of the Company to result from the Transaction (the "Synergies and Pro Forma Adjustments"). We also have held (i) discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and
(ii) discussions with members of the senior managements of the Company, Dynegy and IPC regarding the past and current business operations, financial condition and future prospects of IPC and EEI. In addition, we have compared certain financial and stock market information for the Company and certain financial information for IPC and EEI with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the utility and power generation industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts and the Synergies and Pro Forma Adjustments have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company, IPC or EEI, or any of their respective subsidiaries and, other than the Navigant Analyses, we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory

Board of Directors
Ameren Corporation
February 2, 2004
Page Four


or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, IPC or EEI or on the expected benefits of the Transaction in any way material to our analysis. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. We express no view regarding any indemnification provisions contained in the Agreement or the terms of the Escrow Agreement or the terms related thereto contained in the Agreement. We have also assumed with your consent that the Company will receive the benefits in the amounts indicated by the Company to us of the parties to the Agreement making an election under Section 338(h)(10) of the United States Internal Revenue Code of 1986, as amended, with respect to the Transaction. Our advisory services and the opinion expressed herein are provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Aggregate Purchase Price pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,



/s/ GOLDMAN, SACHS & CO.
------------------------
(GOLDMAN, SACHS & CO.)